November 26, 2003

Consent of Independent Auditors

For this Form 20-F Registration Statement for Fronteer Development Group Inc., we hereby consent to the inclusion or incorporation by reference of our report dated March 13, 2003 in connection with our audits of the financial statements of the Company as at December 31, 2002 for the years 2002, 2001 and 2000.

signed “McGovern, Hurley, Cunningham, LLP”

McGOVERN, HURLEY, CUNNINGHAM, LLP

Chartered Accountants